Ex 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Kingstone Companies, Inc. on Amendment No.1 to Form S-3 (File No. 333-278539) of our report dated April 1, 2024 with respect to our audits of the consolidated financial statements of Kingstone Companies, Inc. and Subsidiaries as of December 31, 2023 and 2022 and for the years then ended, appearing in the Annual Report on Form 10-K of Kingstone Companies, Inc. for the year ended December 31, 2023. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum LLP
Marcum llp
Hartford, CT
April 18, 2024